Exhibit 99.3
CONSENT
     I hereby consent to serve as a manager or director of Pembrook Realty Capital LLC (the “Company”) if elected as such, and to be named as a nominee or potential nominee for manager or director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

/s/ Jonathan Sobel
Name:	Jonathan Sobel